1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 23, 2009	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

 WSFS REPORTS 1ST QUARTER '09 PROFIT;

DECLARES & MAINTAINS A $0.12 QUARTERLY DIVIDEND

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly diluted earnings per share of $0.39, or net income of $2.9 million, compared to a net loss per share of $0.54, or $3.3 million in the fourth quarter of 2008 and diluted earnings per share of $1.15, or net income of $7.2 million in the first quarter of 2008.

Highlights:

•	Customer deposits growth accelerated, increasing a very strong $139.1 million or over 8% (33% annualized) from December 31, 2008 and $367.2 million, or 25% from March 31, 2008.
•

Commercial loan growth continued at a solid pace, increasing $69.7 million or 4% (16% annualized), from December 31, 2008 and $263.8 million or 17%, from March 31, 2008. The overwhelming majority of this growth was in the Company’s commercial and industrial (C&I) portfolio.

•	WSFS increased its allowance for loan losses to total gross loans to 1.41% from 1.26% as of December 31, 2008.
•

WSFS improved total capital by $59 million; improved its tangible common equity by $6.8 million, or 3%, and improved its tangible common book value by 3%, to $33.53 per share. At March 31, 2009 regulatory capital levels remain well above “well-capitalized” levels by all measures.

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2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Notable items:

•

On January 23, 2009, WSFS completed the sale of its senior preferred stock totaling $52.6 million to the U.S. Department of the Treasury under the Treasury’s Capital Purchase Program (CPP), designed to “directly infuse capital into healthy viable banks with the goal of increasing the flow of financing available to small businesses and consumers.” WSFS recorded $513,000 or $0.08 per share, in dividends and discount accretion due to the preferred shares.

•	Reflecting the continuing recession, during the first quarter of 2009, WSFS recorded:
o

A $7.7 million provision for loan losses and a $466,000 REO adjustment, both improved from the $14.7 million provision for loan losses and the $761,000 REO write-down recorded in the fourth quarter of 2008.

o	Net charge-offs of $3.2 million, less than the $11.9 million recorded in the fourth quarter of 2008.
o	A $301,000 charge (taken through interest income) related to our second-lien interest in 19 whole-loan reverse mortgages, less than the $1.0 million charge taken in the fourth quarter of 2008;
o

A $124,000 negative mark-to-market adjustment on a $12.4 million par value BBB+ rated mortgage-backed security (MBS) issued in connection with the 2002 reverse mortgage sale and securitization, significantly below the $1.4 million charge taken in the previous quarter. This charge was more than offset by a $547,000 gain on sale of securities, including gains from both Agency and non-Agency mortgage-backed securities, as we continue to actively manage capital and liquidity and take advantage of a rebound in the mortgage-backed security (MBS) market in the first quarter.

o

Higher FDIC insurance premium expense ($1.5 million, compared to $330,000 in the fourth quarter of 2008, and $53,000 in the first quarter of 2008); decreased FHLB Pittsburgh stock dividends (no dividend in the first quarter of 2009, compared to $237,000 in the fourth quarter of 2008,

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3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

and $538,000 in the first quarter of 2008); and flat to decreased revenues from Bank Owned Life Insurance ($210,000, compared to $208,000 in the fourth quarter of 2008, and $574,000 in the first quarter of 2008).

CEO outlook and commentary:

Mark A. Turner, WSFS’ President and CEO said, “Our modestly profitable results for the first quarter reflect the continued economic deterioration facing Delaware and the U.S., but also represents a meaningful rebound from the loss we recorded in the fourth quarter of last year. Despite continued economic weakness, our significant growth in loans and deposits also indicates that WSFS is a strong bank that continues to be the bank of choice in the communities it serves during these difficult times.”

“Decline in our financial results compared to the year-earlier figures is the result of credit deterioration in residential real estate-based lending, predominantly in our residential construction and land development (CLD) portfolio. We continue to proactively confront this reality with an increase in our provision for loan losses and other write-downs recorded during the quarter. The cost of our efforts to address these challenges is also reflected in higher legal and workout expenses.”

Mr. Turner continued, “Most importantly, our local consumers and businesses have embraced us as their community bank during this difficult time. We have enjoyed tremendous growth in core deposits as well as strong commercial lending opportunities and have increased our loan portfolios with well-structured, appropriately-priced, good commercial relationships. We see this environment as an opportunity to strengthen our franchise and support our customers and communities through continued productive lending, deposit gathering, branch openings, and other services in 2009.”

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4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

First Quarter 2009 Discussion of Financial Results

Net interest income improves

Net interest income for the first quarter of 2009 was $23.9 million, and improved by $2.9 million, or 14% in comparison to the first quarter of 2008. The net interest margin increased five basis points (0.05%), to 3.05% from the 3.00% reported in the first quarter of 2008. Net interest income increased $1.3 million from the fourth quarter of 2008 and the net interest margin of 3.05% decreased by two basis points (0.02%).

The changes in net interest margin from the fourth quarter 2008 reflect the timing difference between loan and funding re-pricing following precipitous cuts in interest rates near the end of 2008, and a combination of other factors including the impact of effective “floors” on funding costs and changes in the reverse mortgage portfolio value in each of the quarters.

Total loans increased $60.1 million from December 31, 2008

Total net loans were $2.5 billion at March 31, 2009, an increase of $260.1 million, or 12%, over March 31, 2008. C&I loans increased $220.4 million, or 28%, accounted for over 80% of this growth. CLD loans decreased $28.8 million, or 10% from March 31, 2008 and commercial mortgages increased $72.2 million, or 15%.

Total net loans increased $60.1 million, or 2% (10% annualized) over December 31, 2008 levels. This growth was due to a $71.5 million, or almost 8% (30% annualized) increase in C&I loans offset by decreases in the Company’s CLD and commercial real estate portfolios.

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5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The following table summarizes the current loan balances and composition compared to prior periods.

(Dollars in thousands)	At Mar. 31, 2009		At Dec. 31, 2008		At Mar. 31, 2008

Commercial and CRE	$1,819,606	73%	$1,749,944	72%	$1,555,799	69%
Residential mortgage	419,462	16	427,481	17	439,328	20
Consumer	300,533	12	297,599	12	275,636	12
Allowance for loan losses	(35,631)	(1)	(31,189)	(1)	(26,868)	(1)
Net Loans	$2,503,970	100%	$2,443,835	100%	$2,243,895	100%

Despite strong originations, residential first mortgage loans have continued to decline from previous periods because of prepayments, and the Company’s continuing strategy to sell most new originations of fixed rate loans at a gain.

Loan quality

As of March 31, 2009, total CLD loans represented $227 million, or only 8.9% of the loan portfolio, down from $229 million, or 9.3% at December 31, 2008. Included in this total, residential CLD represented $136 million, or 5.4% of the loan portfolio. The Company’s average residential CLD loan was $1.5 million in size, and eight residential CLD loans exceeded $5 million in outstanding balances.

WSFS’ mortgage and consumer loan portfolios continue positive comparisons to national trends, but also reflect the impact of a declining housing market:

•

Delinquencies in the Company’s $402 million prime first mortgage portfolio is 2.95% as of March 31, 2009 compared to national delinquencies of 5.60% as of December 31, 2008, the date of the most recent comparable data.

•

Subprime mortgage delinquencies in WSFS’ $17 million portfolio (0.6% of total loans) improved to 2.61%, a small fraction of the national average of 23.89% at December 31, 2008, due to solid underwriting and seasoning of these loans. The continued low level of delinquency indicates that these are now functionally “prime” loans.

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6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•

Consumer home equity installment loans ($124 million) had delinquencies of 1.41% versus the national rate of 3.22% at December 31, 2008; and home equity lines of credit ($156 million) had delinquencies of 0.71% compared to the national rate of 1.59% at December 31, 2008.

•	First quarter net charge-offs in the above mentioned mortgage and consumer loan portfolios were only $744,000 or 0.42% (annualized).
•	WSFS has no credit card loans, and only $11.5 million in total consumer unsecured loans.

The Company recorded a provision for loan losses of $7.7 million in the first quarter of 2009, compared to $14.7 million in the fourth quarter of 2008 and $2.4 million in the first quarter of 2008. This level of provisioning reflects a risk grade migration in the commercial loan portfolio, charge-offs taken during the quarter, and solid loan growth. The ratio of the allowance for loan losses to total loans increased to 1.41% at March 31, 2009, from 1.26% at December 31, 2008 and 1.18% at March 31, 2008.

Nonperforming assets were $55.8 million at March 31, 2009 compared to $35.8 million at December 31, 2008 and $19.8 million at March 31, 2008. Nonperforming assets as a percentage of total assets were 1.57% at March 31, 2009 compared to 1.04% at December 31, 2008 and 0.62% at March 31, 2008. The increase in nonperforming assets over December 31, 2008 reflects:

•	A $10.9 million increase in nonaccruing loans. This increase is largely due to four nonaccruing residential construction loans (net of $2 million in writedowns on these loans).
•

A $5.5 million increase in restructured mortgage and home equity consumer debt made up of twenty-four loans with an average size of approximately $230,000. The Company continues to work with homeowners in order to both keep them in their homes and optimize the Bank’s return.

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7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•	A $3.6 million increase in assets acquired through foreclosure due to one large residential CLD property.

Net charge-offs in the first quarter of 2009 were $3.2 million, or 0.51% of average loans, compared to $11.9 million, or 1.97% for the fourth quarter of 2008 and $774,000 or 0.14% for the first quarter of 2008. Of the $3.2 million in net charge-offs, $1.4 million were attributed to residential CLD loans and $542,000 to real estate-secured mortgage and consumer loans.

Investments

At March 31, 2009, WSFS’ total securities portfolio had a carrying value of $643.8 million. The Company holds no CDOs, Bank Trust Preferred, Agency Preferred securities or equity securities in other FDIC insured banks or thrifts.

Changes in the investment portfolio include:

•

The Agency MBS portfolio increased to $270.4 million as a result of purchases in order to minimize earnings dilution related to the additional capital raised. All of the Agency MBS are “plain vanilla” securities; $102.8 million are sequential-pay CMOs with no contingent cash flows, and $167.6 million are Agency MBS with 10 to 15 year original final maturities.

•	The non-Agency MBS portfolio was also increased to $315.4 million for the same reason mentioned previously. The quality of this portfolio is evidenced by:
o	Diversification among more than 81 different pools ($3.9 million on average).
o	Significant seasoning, with 90% of underlying loans originated in 2005 or earlier, and only 10% originated in 2006.
o	Heavy continuing principal amortization, as more than 95% of these bonds were originated as 15-year pass-through cash flows.

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8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

o

Strong fundamental characteristics, with an average loan-to-value (LTV) of approximately 42% (current loan balance as a percentage of original property value) and an average initial FICO credit rating score of well above 700. Only 11% of the collateral is classified as Alt-A loans, and none were classified as sub-prime.

o

As of March 31, 2009 eight of the 81 bonds, with a market value of $25.9 million, have been downgraded below AAA-. Based on stress tests of these bonds, using proprietary models of two independent companies, management has concluded that the collection of all the contractual principal and interest is probable and therefore the unrealized losses are temporary (no Other-Than-Temporary-Impairment (OTTI)). Average FICO credit scores (at origination) for these bonds is greater than 700, calculated LTV is 47%, and average delinquency is only 3.8% (compared to national averages for prime mortgages of 5.6%).

Balances also reflect the fact that during the quarter, WSFS sold $20.8 million in MBS, made up of $13.6 million in Agency MBS and $7.2 million in private label MBS. All bonds were sold at a gain and the aggregate gain totaled $547,000. Aggregate prepayments for the MBS portfolio are strong totaling $14 million during March 2009 alone.

Customer deposits increased $139.1 million from December 31, 2008

Total customer deposits (core deposits and customer time deposits) were $1.8 billion at March 31, 2009, a strong $367.2 million, or 25%, increase over balances at March 31, 2008. The growth in deposits included an increase in both demand accounts and customer time deposits. This growth was enhanced by $95.3 million in deposit accounts acquired in an October 2008 branch purchase. Without the purchase, customer deposits still grew a strong $271.9 million, or 18%.

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9 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Customer deposits increased a very strong $139.1 million or 8% (33% annualized) over levels reported at December 31, 2008. The linked quarter increase in deposits was mainly comprised of demand accounts and included $59.2 million in temporary deposits collected under the benefit of the FDIC’s Transaction Account Guarantee program, which provides unlimited insurance on certain accounts through December 31, 2009.

The following table summarizes current customer deposit balances and composition compared to prior periods.

(Dollars in thousands)	At Mar. 31, 2009		At Dec. 31, 2008		At Mar. 31, 2008

Non-interest demand	$386,103	21%	$311,322	18%	$291,595	20%
Interest bearing demand	232,102	12	214,749	13	172,937	12
Savings	223,683	12	208,368	12	196,930	13
Money market	347,246	19	326,792	19	316,067	21
Total core deposits	1,189,134	64	1,061,231	62	977,529	66
Customer time	657,101	36	645,902	38	501,459	34
Total customer deposits	$1,846,235	100%	$1,707,133	100%	$1,478,988	100%

Noninterest income

During the first quarter of 2009, the Company recorded noninterest income of $11.1 million, compared to $12.5 million in the first quarter of 2008. Contributing to the year-over-year decrease was an $1.0 million reduction in revenues from its Cash Connect division, partially offset by $556,000 in fees from 1st Reverse Financial Services, LLC (1st Reverse), both discussed later in a separate “niche business” section. Adjusted for these businesses, noninterest income decreased $1.0 million. This was caused by a decrease in securities gains, as gains recorded in the first quarter of 2008 (from the sale of Visa shares) exceeded gains recorded in the first quarter of 2009 by $644,000. In addition, income from Bank Owned Life Insurance (BOLI) decreased $364,000 mainly due to lower yields on underlying investments funding this program.

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10 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income increased $1.0 million in comparison to the fourth quarter of 2008. Adjusted for Cash Connect and 1st Reverse, noninterest income increased by $1.2 million, mainly due to a $1.4 million increase in securities gains, partially stemming from a lower negative mark-to-market adjustment on the BBB+ rated MBS recorded during the first quarter of 2009. Deposit service charges recorded a $341,000 decrease from the fourth quarter 2008, primarily due to seasonality.

Noninterest expense

Noninterest expenses for the first quarter of 2009 totaled $24.4 million, which was $3.4 million, or 16%, greater than the first quarter of 2008. Adjusted for Cash Connect and 1st Reverse, noninterest expense increased by $2.5 million or 13%. During the first quarter of 2009, WSFS recorded $466,000 in write-downs of assets acquired through foreclosure (REO), resulting from updated appraisals and revised estimates of the net realizable values for these properties. Also during the first quarter of 2009, WSFS recorded an additional $1.4 million of expenses related to FDIC insurance mainly due to an increase in rates and deposit balances combined with additional expenses related to a change in the FDIC billing methodology. Without the REO write-down and additional FDIC insurance premium, expenses would have only increased 3%, reflecting primarily higher occupancy expenses, which increased $295,000 due mostly to branch acquisitions and de novo expansion.

Noninterest expense increased $405,000, or 2%, from the fourth quarter of 2008. Adjusted for Cash Connect and 1st Reverse, noninterest expense increased by $816,000 or 4%. This increase was mainly due to salaries and benefits, occupancy and expenses related to higher FDIC insurance, offset in part by lower write-downs of assets acquired through foreclosure (REO) and a decrease in professional fees.

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11 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Capital Management

The Company’s capital grew by $58.8 million over December 31, 2008 levels, partially resulting from the $52.6 million of the senior preferred share issuance. Total book value per share increased by $9.33 to $44.50.

At March 31, 2009, the Bank’s Tier 1 capital ratio increased to 10.18%, significantly above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible common equity grew by $6.8 million or 3% over December 31, 2008 levels and tangible common book value per share increased by 3% or $0.91 to $33.53. The bank’s tangible common equity ratio remained steady at 5.88% as of the end of the first quarter while also supporting franchise growth and continued payment of a shareholder dividend at previous levels.

During the quarter the Company’s capital and earnings benefited from its MBS portfolio, as the MBS market improved and accumulated other comprehensive income related to these securities increased by $3.7 million, net of tax. Additionally, during the quarter the Company sold $20.8 million in MBS at a meaningful profit in response to robust loan growth and in order to actively manage capital, liquidity and take advantage of MBS market improvements.

Niche Businesses (included in the above results)

In late April 2008, WSFS acquired a majority stake in 1st Reverse Financial Services, LLC. (1st Reverse), specializing in reverse mortgage banking nationwide. During the first quarter of 2009, 1st Reverse reported a pre-tax loss of $586,000, compared to a pre-tax loss of $832,000 for the fourth quarter of 2008. 1st Reverse recorded $556,000 in fee income during the first quarter, an increase of $107,000, over the fourth quarter of 2008. Expenses were $1.1 million during the first quarter, $142,000 below the fourth quarter of 2008.

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12 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

1st Reverse has modified its business plan to rely more heavily on retail loan originations, and also during the first quarter implemented many cost reductions to improve expected breakeven origination volumes.

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $211 million in vault cash in approximately 10,500 non-bank ATMs nationwide and also operates over 300 ATMs for WSFS Bank, the largest branded ATM network in Delaware. During the first quarter of 2009, Cash Connect reported pre-tax income of $1.4 million, compared to $935,000 for the first quarter of 2008 and $1.4 million for the fourth quarter of 2008. Cash Connect recorded $2.7 million in net revenue (fee income less funding costs) during the first quarter primarily comprised of interest-sensitive bailment fees, an increase of $182,000 compared to the first quarter of 2008 and a decrease of $213,000 compared to the fourth quarter of 2008. Noninterest expenses were $1.3million during the first quarter of 2009 a reduction of $314,000from the first quarter of 2008 and $286,000 from the fourth quarter of 2008.

Income taxes

The Company recorded a $25,000 income tax provision in the first quarter of 2009 compared to $2.9 million in the first quarter of 2008. Both quarters included tax benefits of $939,000 and $723,000, respectively, resulting from a decrease in the Company’s income tax reserve due to the expiration of the statute of limitations on certain tax items. The Company’s effective tax rate exclusive of these benefits was 32.5% in the first quarter of 2009 and 35.7% for the first quarter of 2008. The reduction in the tax rate in the first quarter of 2009 is primarily due to the impact of permanent tax differences on lower pretax income.

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13 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

During the fourth quarter of 2008 the Company recorded a $2.6 million tax benefit (44.3% effective tax rate) due to posting a pre-tax loss. Volatility in effective tax rates from quarter to quarter is expected.

WSFS maintains its quarterly cash dividend of $0.12 per share

Today, the Board of Directors approved a quarterly cash dividend of $0.12 per share. WSFS has been able to maintain its dividend at a level consistent with the fourth quarter of 2008. This dividend will be paid on May 29, 2009, to shareholders of record as of May 8, 2009.

1st Quarter 2009 Earnings Release Conference Call

Management will conduct a conference call to review this information at 11:00 a.m. Eastern Daylight Time (EDT) on Friday, April 24, 2009. Interested parties may listen to this call by dialing 1-800-860-2442. A rebroadcast of the conference call will be available upon completion of the conference call, until 12:00 a.m. EDT on May 1, 2009, by calling 877-344-7529 and using Conference ID # 430094.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.5 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management.

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14 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

** *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operate; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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15 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Interest income:
Interest and fees on loans	$31,374	$33,832	$37,682
Interest on mortgage-backed securities	7,336	6,377	5,988
Interest and dividends on investment securities	97	(662)	338
Other interest income	—	238	552
	38,807	39,785	44,560
Interest expense:
Interest on deposits	8,329	9,521	12,129
Interest on Federal Home Loan Bank advances	5,341	6,061	8,968
Interest on trust preferred borrowings	595	727	1,018
Interest on other borrowings	651	900	1,476
	14,916	17,209	23,591

Net interest income	23,891	22,576	20,969
Provision for loan losses	7,653	14,699	2,390

Net interest income after provision for loan losses	16,238	7,877	18,579

Noninterest income:
Credit/debit card and ATM income	3,702	3,968	4,531
Deposit service charges	3,817	4,158	3,798
Investment advisory income	531	557	655
Loan fee income	1,250	1,230	643
Bank owned life insurance income	210	208	574
Mortgage banking activities, net	202	(116)	105
Securities gains (losses)	423	(976)	1,067
Other income	966	1,099	1,133
	11,101	10,128	12,506
Noninterest expenses:
Salaries, benefits and other compensation	12,331	11,659	11,487
Occupancy expense	2,436	2,128	2,107
Equipment expense	1,579	1,603	1,463
Data processing and operations expense	1,121	1,001	1,038
Marketing expense	727	900	907
Professional fees	962	1,473	849
Other operating expenses	5,218	5,205	3,086
	24,374	23,969	20,937

Income (loss) before taxes	2,965	(5,964)	10,148
Income tax provision (benefit)	25	(2,644)	2,902
Net income (loss)	2,940	(3,320)	7,246
Dividends on preferred stock and accretion	513	—	—
Net income (loss) available to common stockholders	$2,427	$(3,320)	$7,246

Diluted earnings per share:
Net income (loss) available to common stockholders	$0.39	$(0.54)	$1.15

Weighted average shares outstanding for diluted EPS	6,240,891	6,174,985	6,310,171

Performance Ratios:

Return on average assets (a)	0.33%	(0.40)%	0.91%
Return on average equity (a)	4.53	(5.93)	13.17
Net interest margin (a)(b)	3.05	3.07	3.00
Efficiency ratio (c)	69.12	72.67	62.03
Noninterest income as a percentage of total revenue (b)	31.48	30.71	37.05

See “Notes”

16 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	March 31,
	2009	2008	2008
Assets:
Cash and due from banks	$56,830	$58,377	$75,115
Cash in non-owned ATMs	144,737	189,965	175,313
Investment securities (d)(e)	47,218	49,688	32,086
Other investments	39,586	39,521	43,715
Mortgage-backed securities (d)	596,588	498,205	477,234
Net loans (f)(g)(n)	2,503,970	2,443,835	2,243,895
Bank owned life insurance	59,547	59,337	58,125
Other assets	94,831	93,632	69,851
Total assets	$3,543,307	$3,432,560	$3,175,334

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$386,103	$311,322	$291,595
Interest-bearing deposits	1,460,132	1,395,811	1,187,393
Total customer deposits	1,846,235	1,707,133	1,478,988
Other jumbo CDs	77,623	103,825	87,322
Brokered deposits	334,262	311,394	238,071
Total deposits	2,258,120	2,122,352	1,804,381

Federal Home Loan Bank advances	696,291	815,957	883,899
Other borrowings	282,764	250,788	243,659
Other liabilities	30,661	26,828	27,140

Total liabilities	3,267,836	3,215,925	2,959,079

Stockholders' equity	275,471	216,635	216,255

Total liabilities and stockholders' equity	$3,543,307	$3,432,560	$3,175,334

Capital Ratios:

Equity to asset ratio	7.77%	6.31%	6.81%
Tangible equity to asset ratio	7.38	5.88	6.72
Tangible common equity to asset ratio	5.88	5.88	6.72
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.21	7.99	8.48
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	10.18	9.90	10.74
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	11.37	11.00	11.78

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$39,383	$28,434	$17,934
Troubled debt restructuring	8,385	2,855	818
Assets acquired through foreclosure	8,023	4,471	1,033
Total nonperforming assets	$55,791	$35,760	$19,785

Past due loans (i)	$2,185	$1,339	$3,915

Allowance for loan losses	$35,631	$31,189	$26,868

Ratio of nonperforming assets to total assets	1.57%	1.04%	0.62%
Ratio of allowance for loan losses to total gross loans (j)	1.41	1.26	1.18
Ratio of allowance for loan losses to nonaccruing loans (k)	87	108	144
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.51	1.97	0.14

See “Notes”

17 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	March 31, 2009			December 31, 2008			March 31, 2008
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$810,238	$9,463	4.67%	$787,935	$10,802	5.48%	$747,433	$13,236	7.08%
Residential real estate loans (n)	425,165	6,052	5.69	429,200	6,241	5.82	445,681	6,497	5.83
Commercial loans	973,088	12,081	5.08	899,809	12,503	5.56	795,136	13,247	6.73
Consumer loans	298,306	3,778	5.14	293,331	4,286	5.81	277,402	4,702	6 .82
Total loans (n)	2,506,797	31,374	5.05	2,410,275	33,832	5.66	2,265,652	37,682	6.70
Mortgage-backed securities (d)	577,054	7,336	5.09	491,893	6,377	5.19	495,538	5,988	4.83
Investment securities (d)(e)	48,971	97	0.79	41,158	(662)	(6.43)	29,707	338	4.55
Other interest-earning assets	39,782	—	0.00	38,997	238	2.43	45,296	552	4.90
Total interest-earning assets	3,172,604	38,807	4.93	2,982,323	39,785	5.37	2,836,193	44,560	6.32

Allowance for loan losses	(32,687)			(28,078)			(25,496)
Cash and due from banks	56,194			57,654			70,191
Cash in non-owned ATMs	173,316			167,139			175,413
Bank owned life insurance	59,411			59,199			57,749
Other noninterest-earning assets	93,651			85,414			65,478
Total assets	$3,522,489			$3,323,651			$3,179,528

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$214,234	$204	0.39	$193,699	$316	0.65	$161,832	$326	0.81
Money market	334,810	1,028	1.25	308,696	1,404	1.81	304,226	2,172	2.87
Savings	216,187	158	0.30	202,808	190	0.37	194,440	257	0.53
Customer time deposits	648,563	5,486	3.43	622,668	5,599	3.58	504,155	5,639	4.50
Total interest-bearing customer deposits	1,413,794	6,876	1.97	1,327,871	7,509	2.25	1,164,653	8,394	2.90
Other jumbo certificates of deposit	94,991	504	2.15	100,430	775	3.07	97,585	1,009	4.16
Brokered deposits	329,943	949	1.17	283,125	1,237	1.74	256,454	2,726	4.28
Total interest-bearing deposits	1,838,728	8,329	1.84	1,711,426	9,521	2.21	1,518,692	12,129	3.21

FHLB of Pittsburgh advances	750,158	5,341	2.85	786,632	6,061	3.02	911,647	8,968	3.89
Trust preferred borrowings	67,011	595	3.55	67,011	727	4.25	67,011	1,018	6.01
Other borrowed funds	228,386	651	1.14	200,053	900	1.80	170,538	1,476	3.46
Total interest-bearing liabilities	2,884,283	14,916	2.07	2,765,122	17,209	2.49	2,667,888	23,591	3.54

Noninterest-bearing demand deposits	351,864			298,613			268,543
Other noninterest-bearing liabilities	26,941			35,803			23,063
Stockholders' equity	259,401			224,113			220,034
Total liabilities and stockholders' equity	$3,522,489			$3,323,651			$3,179,528

Excess of interest-earning assets
over interest-bearing liabilities	$288,321			$217,201			$168,305

Net interest and dividend income		$23,891			$22,576			$20,969

Interest rate spread			2.86%			2.88%			2.78%

Net interest margin			3.05%			3.07%			3.00%

See “Notes”

18 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Stock Information:

Market price of common stock:
High	$48.49	$57.71	$53.79
Low	17.34	38.54	44.46
Close	22.36	47.99	49.28
Book value per share	44.50	35.17	35.22
Tangible book value per share	42.03	32.62	34.73
Tangible common book value per share	33.53	32.62	34.73
Number of shares outstanding (000s)	6,191	6,159	6,141

Other Financial Data:

One-year repricing gap to total assets (m)	3.65%	0.33%	(1.33)%
Weighted average duration of the MBS portfolio	2.8 years	2.9 years	2.6 years
Unrealized losses on securities available-for-sale, net of taxes	$(8,424)	$(12,158)	$(3,921)
Number of associates (FTEs)	650	633	603
Number of branch offices	35	35	29
Number of WSFS owned ATMs	336	317	326

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.